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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CommonWealth REIT (Name of Registrant as Specified In Its Charter)

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On March 3, 2014, CommonWealth REIT (the "Company"), issued the following press release in connection with a letter mailed to the Company's shareholders, including an investor presentation (the "Investor Presentation"). The Investor Presentation is also available on the Company's web site www.cwhreit.com. Copies of the letter and the Investor Presentation are also attached hereto.

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Files Investor Presentation Outlining Commitment to and Successful Execution of Strategy to Create Long Term Shareholder Value

Board Sends Letter to Shareholders Urging Them to Oppose Related/Corvex's
Attempt to Take Over the Company Without Paying Shareholders

Recommends that Shareholders Sign, Date and Mail the White Consent Revocation Card Today

       Newton, MA (March 3, 2014): CommonWealth REIT (NYSE: CWH) today announced that it has made available to shareholders an investor presentation on the Company's website at www.cwhreit.com. The presentation will also be filed with the U.S. Securities and Exchange Commission ("SEC) and will be available on the SEC's website at www.sec.gov.

       The Company also announced that it has mailed a letter to shareholders asking them to support the Board in its continued execution of the Company's strategic business plan, which is producing results as evidenced by CWH's strong fourth quarter performance, and opposed the ongoing efforts of Related Fund Management, LLC and Corvex Management LP ("Related/Corvex") to take control of the Company without paying shareholders.

       Adam Portnoy, Managing Trustee and President of CWH, made the following statement regarding today's announcement:

  "The Board and management remain committed to executing our business strategy, which is yielding benefits for all CWH shareholders, as evidenced by our fourth quarter results that exceeded expectations on almost every financial and operating metric.

  "In contrast, we believe the scheme proposed by Related/Corvex is reckless and not in the best interests of shareholders. Related/Corvex have been relentlessly pursuing their hostile campaign to remove the entire CWH Board, without cause, and install their hand-picked replacement slate in order to take control of CWH without paying shareholders. Shareholders should carefully consider Related's abysmal track record of controlling publicly owned real estate companies and take into account the considerable shareholder value destruction that could ensue if the entire CWH Board is removed without cause, including possible rating agencies downgrades and loan defaults and possible actions by lenders.

  "CWH shareholders are reminded that their vote is important, no matter how many or how few shares they own. We urge all shareholders to protect their investment by using the WHITE consent revocation card. Please do not return or otherwise vote any gold consent card sent to you by Related/Corvex, as we believe their effort to remove the entire CWH Board could destroy shareholder value."

       The full text of the letter follows:

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

March 3, 2014

To the shareholders of CommonWealth REIT:

       Protect the value of your investment. Please sign, date and return the enclosed WHITE consent revocation card today.

       Enclosed with this letter is a presentation which explains some of the reasons why we believe you should oppose the consent solicitation by Related Fund Management, LLC and Corvex Management LP ("Related/Corvex") to remove the entire Board of CommonWealth REIT ("CWH") without cause. We believe you should support the Board for the following reasons:

•
CWH's current business plan is delivering value for shareholders.    CWH's Board and management are implementing a plan to transition CWH from a REIT which primarily owned suburban office and industrial properties into a REIT that owns high value office buildings in urban central business districts. Between 2008 and 2012, CWH acquired $3.7 billion of properties, principally city center office towers at bargain prices. Simultaneously and continuing to this time, CWH has been selling its older, suburban office and industrial properties. CWH recently announced fourth quarter results that exceeded expectations on almost every financial and operating metric, with improving normalized FFO per share, leasing activity and same property results. Now that the business plan is beginning to yield long term benefits for all shareholders, we believe that Related/Corvex are attempting to seize control of CWH for short term profits.

•
The Related/Corvex plan for CWH is reckless, short term oriented and not credible.    The Related/Corvex proposal appears to be to sell CWH's best performing properties, take on as much debt as possible and then use the sale and debt proceeds to buy back shares. This plan will put at risk CWH's dividends and investment grade debt ratings and is not likely to create the stable and growing cash flows which most REIT investors are seeking.

•
Related/Corvex are trying to seize control of CWH without paying anything to shareholders.    In February 2013, Related/Corvex publicly announced that they were interested in purchasing all of CWH's shares at a premium. However, when the CWH Board pressed Related/Corvex for the details of an offer, Related/Corvex changed tactics. Instead of presenting a fully financed offer that would have been actionable by the Board and shareholders, Related/Corvex began their campaign to seize control of CWH by means of a written consent to remove the entire CWH Board, without cause, and install their hand-picked replacement board in order to take control of CWH without paying shareholders. Related has an abysmal track record of controlling publicly traded real estate companies. The only two times when the Related Companies have ever controlled publicly owned real estate companies, their stewardship caused shareholders to suffer substantial losses while Related benefitted:

    American Mortgage Acceptance Company ("AMAC").    Jeff Blau, the CEO of the Related Companies, previously served simultaneously as an officer of the Related Companies and as Chairman and CEO of AMAC. During this time, he caused AMAC to make large subordinated loans to Related's affiliates. These loans soon defaulted and AMAC filed for bankruptcy a short time later, and all public shareholder value was lost.

    Centerline Holding Company (f/k/a "CharterMac").    While Steven Ross, the Chairman of the Related Companies, served on the board of CharterMac and shortly before Jeff Blau joined that board, Ross and Blau caused CharterMac to agree to pay the Related Companies or its affiliates about $340 million to internalize management. Shortly thereafter, CharterMac suffered a spiral of operating losses, a 98% negative total return for public shareholders and CharterMac's shares were de-listed from the NYSE.

•
Removing the entire CWH Board by written consent, without cause, may destroy shareholder value.    The removal of the entire Board would constitute an "event of default" under CWH's bank loan agreements giving lenders the right to accelerate debt maturities. It would also constitute a "fundamental change" under the terms of CWH's outstanding Series D convertible preferred securities triggering the right of holders to convert their preferred shares into common shares at a conversion rate which will be dilutive to common shareholders. If the Related/Corvex solicitation succeeds, CWH would be out of compliance with applicable NYSE and SEC requirements until a new Board is elected at a shareholders' meeting convened for that purpose in about 60-90 days. Also, competitor landlords and some tenants may try to take advantage of uncertainties affecting CWH's business if the Related/Corvex consent solicitation succeeds. CWH's management will do whatever it can to mitigate these risks; but, if the Related/Corvex consent solicitation succeeds, we believe rating agencies downgrades are likely, and the risk of actions by lenders and others may be material due to the reckless and short term oriented scheme put forward by Related/Corvex and Related's abysmal track record of running public real estate companies.

•
The CWH Board and management are fully committed to enhanced corporate governance and the alignment of interests with shareholders.    The Board has taken significant actions in response to shareholder suggestions to move CWH to "best in class" in corporate governance and to enhance the alignment of the Board's and management's interests with those of shareholders', including: increasing the Board's size and strengthening its independence; committing to create a Board position of Lead Independent Trustee once the expansion of the Board is complete; requiring Trustee ownership of approximately $500,000 of CWH shares; and changing management compensation so that a significant amount will be determined based upon shareholders' total return over a three year period and will be paid in restricted shares that vest over a multi-year period. The Board has even extended an offer of Board representation to Keith Meister of Corvex to end the expense and distraction caused by the Related/Corvex hostile takeover efforts; but this offer was rejected, apparently because it would not have afforded Related/Corvex immediate and complete control of CWH for their own benefit.

       Thank you for taking the time to read this letter and the enclosed presentation.

       Please SIGN, DATE and RETURN the WHITE consent revocation card enclosed with this letter. Please discard the Related/Corvex gold card.

Sincerely,
The CommonWealth REIT Board of Trustees
Ronald Artinian William Lamkin Ann Logan Joseph Morea Adam Portnoy Barry Portnoy Frederick Zeytoonjian

       CommonWealth REIT is a real estate investment trust that primarily owns office properties located throughout the United States. CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH'S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH'S CONTROL.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC's website (http://sec.gov), at CWH's website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Contacts
Media Contacts:
Joele Frank Wilkinson Brimmer Katcher
Andrew Siegel/Jonathan Keehner
212-355-4449

or

Investor Contacts:
CommonWealth REIT
Timothy Bonang, Vice President, Investor Relations
Jason Fredette, Director, Investor Relations
617-796-8222
www.cwhreit.com

(end)

March 3, 2014

To the shareholders of CommonWealth REIT:

       Protect the value of your investment. Please sign, date and return the enclosed WHITE consent revocation card today.

       Enclosed with this letter is a presentation which explains some of the reasons why we believe you should oppose the consent solicitation by Related Fund Management, LLC and Corvex Management LP ("Related/Corvex") to remove the entire Board of CommonWealth REIT ("CWH") without cause. We believe you should support the Board for the following reasons:

•
CWH's current business plan is delivering value for shareholders. CWH's Board and management are implementing a plan to transition CWH from a REIT which primarily owned suburban office and industrial properties into a REIT that owns high value office buildings in urban central business districts. Between 2008 and 2012, CWH acquired $3.7 billion of properties, principally city center office towers at bargain prices. Simultaneously and continuing to this time, CWH has been selling its older, suburban office and industrial properties. CWH recently announced fourth quarter results that exceeded expectations on almost every financial and operating metric, with improving normalized FFO per share, leasing activity and same property results. Now that the business plan is beginning to yield long term benefits for all shareholders, we believe that Related/Corvex are attempting to seize control of CWH for short term profits.

•
The Related/Corvex plan for CWH is reckless, short term oriented and not credible. The Related/Corvex proposal appears to be to sell CWH's best performing properties, take on as much debt as possible and then use the sale and debt proceeds to buy back shares. This plan will put at risk CWH's dividends and investment grade debt ratings and is not likely to create the stable and growing cash flows which most REIT investors are seeking.

•
Related/Corvex are trying to seize control of CWH without paying anything to shareholders. In February 2013, Related/Corvex publicly announced that they were interested in purchasing all of CWH's shares at a premium. However, when the CWH Board pressed Related/Corvex for the details of an offer, Related/Corvex changed tactics. Instead of presenting a fully financed offer that would have been actionable by the Board and shareholders, Related/Corvex began their campaign to seize control of CWH by means of a written consent to remove the entire CWH Board, without cause, and install their hand-picked replacement board in order to take control of CWH without paying shareholders. Related has an abysmal track record of controlling publicly traded real estate companies. The only two times when the Related Companies have

March 3, 2014

    ever controlled publicly owned real estate companies, their stewardship caused shareholders to suffer substantial losses while Related benefitted:

      American Mortgage Acceptance Company ("AMAC"). Jeff Blau, the CEO of the Related Companies, previously served simultaneously as an officer of the Related Companies and as Chairman and CEO of AMAC. During this time, he caused AMAC to make large subordinated loans to Related's affiliates. These loans soon defaulted and AMAC filed for bankruptcy a short time later, and all public shareholder value was lost.

      Centerline Holding Company (f/k/a "CharterMac"). While Steven Ross, the Chairman of the Related Companies, served on the board of CharterMac and shortly before Jeff Blau joined that board, Ross and Blau caused CharterMac to agree to pay the Related Companies or its affiliates about $340 million to internalize management. Shortly thereafter, CharterMac suffered a spiral of operating losses, a 98% negative total return for public shareholders and CharterMac's shares were de-listed from the NYSE.

•
Removing the entire CWH Board by written consent, without cause, may destroy shareholder value. The removal of the entire Board would constitute an "event of default" under CWH's bank loan agreements giving lenders the right to accelerate debt maturities. It would also constitute a "fundamental change" under the terms of CWH's outstanding Series D convertible preferred securities triggering the right of holders to convert their preferred shares into common shares at a conversion rate which will be dilutive to common shareholders. If the Related/Corvex solicitation succeeds, CWH would be out of compliance with applicable NYSE and SEC requirements until a new Board is elected at a shareholders' meeting convened for that purpose in about 60-90 days. Also, competitor landlords and some tenants may try to take advantage of uncertainties affecting CWH's business if the Related/Corvex consent solicitation succeeds. CWH's management will do whatever it can to mitigate these risks; but, if the Related/Corvex consent solicitation succeeds, we believe rating agencies downgrades are likely, and the risk of actions by lenders and others may be material due to the reckless and short term oriented scheme put forward by Related/Corvex and Related's abysmal track record of running public real estate companies.

•
The CWH Board and management are fully committed to enhanced corporate governance and the alignment of interests with shareholders. The Board has taken significant actions in response to shareholder suggestions to move CWH to "best in class" in corporate governance and to enhance the alignment of the Board's and management's interests with those of shareholders', including: increasing the Board's size and strengthening its independence; committing to create a Board position of Lead Independent Trustee once the expansion of the Board is complete; requiring Trustee ownership of approximately $500,000 of CWH shares; and changing management

March 3, 2014

    compensation so that a significant amount will be determined based upon shareholders' total return over a three year period and will be paid in restricted shares that vest over a multi-year period. The Board has even extended an offer of Board representation to Keith Meister of Corvex to end the expense and distraction caused by the Related/Corvex hostile takeover efforts; but this offer was rejected, apparently because it would not have afforded Related/Corvex immediate and complete control of CWH for their own benefit.

       Thank you for taking the time to read this letter and the enclosed presentation.

       Please SIGN, DATE and RETURN the WHITE consent revocation card enclosed with this letter. Please discard the Related/Corvex gold card.

Sincerely,
The CommonWealth REIT Board of Trustees
Ronald Artinian William Lamkin Ann Logan Joseph Morea Adam Portnoy Barry Portnoy Frederick Zeytoonjian

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the
 WHITE CONSENT REVOCATION CARD,
or need additional assistance, please contact the firm assisting us in the solicitation of consent revocations:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902

Shareholders Call Toll Free: (800) 276-3011
(Banks and brokers call collect at (203) 658-9400)

WARNING REGARDING FORWARD LOOKING STATEMENTS

         THIS LETTER INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH'S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH'S CONTROL. FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS LETTER OR THEIR IMPLICATIONS.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

         CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and a form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

        Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC's website (http://sec.gov), at CWH's website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Presentation to Shareholders March 3, 2014 111 East Wacker Drive & 233 North Michigan Avenue Chicago, IL Mellon Bank Center 1735 Market Street Philadelphia, PA Chase Tower 111 Monument Circle Indianapolis, IN CommonWealth REIT

Since 2008, the Board and management have been aggressively repositioning CWH’s portfolio. CommonWealth REIT portfolio. Between 2008 and 2012, CWH acquired $3.7 billion of properties and most of these acquisitions were high quality office properties in central business district (CBD) locations purchased from distressed sellers at attractive prices. CWH funded the majority of its portfolio repositioning by raising approximately $2.2 billion from the sale of non--core properties between 2008 and 2012. As real estate values have recovered, CWH has turned its attention to selling suburban office and industrial properties: more than $800 million have been sold or are expected to be sold in 2014. 2 Now, just as the portfolio repositioning is almost complete and is about to yield long term benefits for all shareholders, Related/Corvex are trying to seize control of CWH for short term profits.

CommonWealth REIT CBD Properties 31% Suburban Properties 69% CWH has been repositioning its portfolio to CBD properties because CBD office markets perform better than suburban office markets. 3 Because of the actions taken by the Board and management during the last several years, we believe CWH is better positioned than many of its peers to benefit from improvements to the economy and the office market in 2014 and 2015. (1) Source: Jones Lang LaSalle. FY 2007 Q4 2013 Percent of CWH Net Operating Income (NOI) 79.0% 81.0% 83.0% 85.0% 87.0% CBD Office Market Occupancy Suburban Office Market Occupancy U.S. Office Market Occupancy Rate(1) CBD Properties 66% Suburban Properties 34% The business plan to concentrate on CBD office properties was developed in response to national office leasing trends. Since about 2000, leasing activity in CBD office markets has outperformed for a variety of reasons (greater employee desire to work in urban areas, less developable land in cities, etc.). This divergence in the office market became even more apparent after the recent recession began in 2007. The Board and management believe that these office market trends are likely to continue for the foreseeable future. Because CWH had low leverage going into the recent recession, it was able to acquire CBD office properties at low prices to accelerate the repositioning of its portfolio. Now that commercial real estate values are again approaching prerecession levels, CWH is accelerating the sale of weaker suburban to increase the portfolio’s concentration in high value CBD office properties. office properties.

Shareholders and analysts are supportive of CWH’s business plan. CommonWealth REIT plan. 4 “The management of CommonWealth has been much maligned recently as the company engages in a takeover battle with Corvex and the Related Companies. In fact, we believe that management at CommonWealth remains on the right track with regard to repositioning the company.” “Yesterday… CommonWealth REIT announced positive steps to execute on its strategy of increasing the quality of its operating portfolio, whereby the company plans to reposition the majority of its portfolio exposures to CBD markets. Investors reacted favorably to the news, as we feel the Street was pleased to see the company dispose of some under-leased assets that clearly were a drag on the company’s earnings and NAV.” Rich Moore RBC Capital Markets May 10, 2013 Mitch Germain JMP Securities October 3, 2013

CommonWealth REIT 5 Related/Corvex are pursuing a short term agenda. We believe that Related/ plan for CWH is focused on the short term at the expense of long term shareholder value. Sell CWH’s best performing, stabilized assets. Increase debt leverage at CWH. Invest in CWH’s most challenged assets. Repurchase CWH common shares. This plan is inconsistent with how REITs typically create long term value for shareholders. This plan will not produce consistent and growing cash flow at CWH to support and grow the current common share dividend. . Related/Corvex’s plan for CWH would, in our view, put at risk CWH’s common share dividend and investment grade debt ratings, two investment criteria which are generally valued highly by REIT investors.

Related/Corvex have used questionable tactics in their attempt to take control of CWH without paying shareholders anything.

- In early 2013, Related/Corvex publicly announced that they were interested in buying all of CWH's shares for $25 to $27/share. When pressed by CWH to show committed financing and a proposal actionable by shareholders, Related/Corvex withdrew their "offer" and instead began a campaign to seize control without paying shareholders.
- We believe Related/Corvex's current plan is to take control of CWH by pretending to be champions of shareholder rights and stewards of shareholder value and then to install a hand-picked slate of new trustees who will implement their plans:
  - 3 of the 7 replacement trustees proposed by Related/Corvex have close business and personal ties to Related/Corvex: Jim Lozier is a paid consultant to Related; James Corl is an investor in Related Funds; and Ken Shea is a former colleague of Corvex's Keith Meister.
  - 2 proposed new trustees (Ed Glickman and Peter Linneman) have questionable business track records. For example, during Glickman's 8 year tenure as the former president of Pennsylvania REIT (NYSE: PEI) until 2012, PEI's total return to shareholders was negative (-7.7%) compared to the SNL REIT Retail Index Total Return of positive 127.6%.
- Related/Corvex have recently added Sam Zell and his lieutenant David Helfand to its slate of replacement trustees.
  - To get Zell to lend his reputation to their efforts, Related/Corvex granted him options on over 4 million CWH shares at "in the money" prices which were about $17 million below the trading price of CWH shares on the date of the grant.
  - According to SEC filings, Zell reportedly purchased 192,158 CWH shares for $23.53 on January 23, 2014 and then sold 192,158 CWH shares for $25.50 on February 7, 2014, two days prior to joining the Related/Corvex campaign to take control of CWH. No explanation for this trading activity has been provided.

Related/Corvex are willing to pay $17 million to get Zell to join their campaign to take control of CWH, but they aren't willing to pay CWH shareholders anything.

CommonWealth REIT 6

Related/Corvex's business plan for CWH is not credible because of Related's abysmal track record of controlling publicly traded real estate companies.

Centerline Holding Company – DELISTED FROM NYSE

- Stephen Ross (Chairman of The Related Companies) and Jeff Blau (CEO of The Related Companies) both served on the Board of Centerline Holding Company (f/k/a Charter Municipal Mortgage Acceptance Co., or "CharterMac") until 2009. Centerline is a real estate finance company that provided financing directly and indirectly to affiliates of Related. While Ross was on the Board (and shortly before Blau joined), they caused CharterMac to agree to pay Related or its affiliates about $340 million to internalize management. After this internalization, CharterMac suffered a spiral of operating losses, a 98% negative total return for shareholders and delisting from the NYSE.

American Mortgage Acceptance Company (AMAC) – BANKRUPTED

- Jeff Blau previously simultaneously served as an officer of The Related Companies and as Chairman, CEO and Trustee of AMAC, a publicly traded mortgage REIT. During this time period, Blau caused AMAC to make large subordinated loans (in aggregate amounts in excess of 50% of AMAC's equity market capitalization at the time) to affiliated businesses of Related, including large loans to risky resort projects in the areas of Aspen, CO and Phoenix, AZ. The Related affiliates received the loan proceeds, but defaulted on the loan obligations soon thereafter, making them worthless. AMAC declared bankruptcy a short time later.

Every time Related has controlled a publicly traded real estate company, it appears that Related has done well, but public shareholders have suffered.

CommonWealth REIT

7

CWH benefits from being managed by RMR.

- RMR founded CWH in 1986 and has been its manager for the last 28 years; CWH has no employees and its operations are conducted through management agreements with RMR.
- RMR provides CWH with a nationwide, fully integrated real estate management platform with approximately 850 real estate professionals working in offices throughout the U.S.
- A significant part of the fees payable by CWH to RMR are tied to CWH's stock performance and are payable in CWH common shares.
- RMR is able to leverage its large scale to lower costs for CWH.
- Over the long term and while being managed by RMR, CWH has outperformed the market.

G&A as a % of Property Revenue[1][2]
(12 months ended 9/30/2013)



4.2%
9.9%
8.7%
7.5%
6.6%
5.2%
4.9%
4.0%
CWH
(Pro Forma)[3]
LRY
PKY
CLI
HIW
DRE
BDN
PDM

G&A as a % of Gross Real Estate Assets[3][4]
(12 months ended 9/30/2013)



Avg. = 0.84%
0.50%
1.25%
1.21%
0.98%
0.86%
0.58%
0.57%
0.46%
CWH
(Pro Forma)[3]
PKY
LRY
CLI
HIW
BDN
DRE
PDM

Without the benefit of RMR's economies of scale, CWH's G&A and operating costs would likely increase substantially.

Source: Company filings with the SEC.
(1) Based on consolidated property related revenue (rental income and operating expense reimbursement). CWH excludes SIR.
(2) G&A for CWH excludes SIR as well as litigation and other costs associated with Related/Corvex activities.
(3) Pro forma for the amended Business Management Agreement with RMR which became effective 1/1/2014.
(4) Based on undepreciated book value of real estate assets.

CommonWealth REIT 8

CWH’s Board and management are committed to CommonWealth REIT The Board has listened to shareholder suggestions, as evidenced by the following recent changes: Increased Board independence and size. Strengthened Board leadership. Simplified path for shareholder action. Committed to terminate shareholder rights plan. Required minimum Trustee stock ownership. Further aligned management compensation with shareholders’ returns. CWH recently appointed two highly qualified new Independent Trustees enhanced corporate governance and board independence. 9 25 year Wall Street executive with extensive public company board experience. Recently nominated by Institutional Investor publication as “Trustee of the Year”. Former EVP and Chief Credit Officer of Fannie Mae. Former board member of NYSE listed company. and the Board continues to engage with shareholders on governance matters. Ann Logan Ron Artinian

Recent committed changes have moved CWH to "best in class" corporate governance among REIT peers.

		CWH Office REIT Peers							Large Cap Office REITs		
	CWH[1]	BDN	CLI	LRY	PDM	HIW	DRE	PKY	VNO	SLG	BXP
Annual Election of All Trustees	✓	✓	X	✓	✓	✓	✓	✓	X	X	✓
Majority of Votes Cast Required to Elect Trustees	✓	X	X	✓	X	X	✓	X	X	X	✓
Non-Executive Chairman or Designated Lead Director	✓	✓	✓	X	✓	✓	✓	✓	✓	✓	X
No Active "Poison Pill"	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	X
Ratio of Independent Trustees/Total Trustees	≥ 75%	86%	70%	88%	89%	88%	92%	89%	80%	67%	64%

(1) Reflects commited changes. Source: FactSet, SNL and Public Filings. BDN is Brandywine Realty Trust; CLI is Mack-Cali Realty Corp.; LRY is Liberty Property Trust; PDM is Piedmont Office Realty Trust Inc.; HIW is Highwood Properties Inc.; DRE is Duke Realty Corporation; PKY is Parkway Properties Inc.; VNO is Vornado Realty Trust; SLG is S.L. Green Realty Corp. and BXP is Boston Properties, Inc.

CommonWealth REIT 10

CommonWealth REIT The Related/Corvex consent solicitation to remove the entire CWH 11 For the last several years, the Board and management have been executing a portfolio by shifting the focus to high quality CBD office properties. This effort is now close to completion and CWH is better positioned than many of its peers to benefit from improvements in the economy and the office market in 2014 and 2015. The Board and management believe that Related/Corvex are attempting to take control of CWH without paying shareholders anything for that control. Related/ business plan for CWH is short term oriented, reckless and not credible. Related has a track record of shareholder value destruction every time it has controlled publicly traded real estate companies in the past. RMR has been managing CWH for the benefit of shareholders for 28 years. While being managed by RMR, CWH has outperformed the market over the long term; CWH only underperformed the market from early 2011 to early 2013 when it was in transition. The Board and management are listening to shareholders and are committed to governance enhancements. In the last year, CWH has made real and significant enhancements to its governance and further aligned managementwith shareholders while preserving CWH’s low cost structure through the economies of scale provided by RMR.  Removing the entire CWH Board by written consent may destroy shareholder value. The Board and management will try to minimize damage to CWH, but shareholders could still face unavoidable risks if the consent solicitation is successful. Please support

CommonWealth REIT Legal disclaimers. WARNING REGARDING FORWARD-LOOKING STATEMENTS THIS PRESENTATION CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE," OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON THE PRESENT INTENT, BELIEFS OR EXPECTATIONS OF COMMONWEALTH REIT, OR CWH. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING SOME WHICH ARE BEYOND OUR CONTROL AND SOME THAT ARE REFERENCED IN THE CWH ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012 AND SUBSEQUENT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENT. EXCEPT AS REQUIRED BY APPLICABLE LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENT AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC, or RMR, and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related Fund Management, LLC and Corvex Management LP, or together, Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and a form of WHITE consent revocation card to shareholders. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents. Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex http://sec.gov), at (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400). THIRD PARTY INFORMATION This presentation may contain or refer to third party news, commentary, statements, analyst reports and other information relating to CWH, RMR, Related/Corvex or their principals, affiliates and nominees, or other persons. The author and source of any third party information and the date of its publication are clearly and prominently identified. CWH has neither sought nor obtained permission to use or quote such third party information. CWH has not assisted in the preparation of the third party information, cannot guarantee the accuracy, completeness or availability of the third party information, and does not explicitly or implicitly endorse or approve such information. 12

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WARNING REGARDING FORWARD LOOKING STATEMENTS
ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION